Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Richard Dalton, 303.312.3441
Sue Hermann, 303.312.3488

CoBiz Inc. Acquires Financial Designs Ltd.

Region’s premier provider of wealth transfer and employee benefit services joins parent of Colorado Business Bank and Arizona Business Bank

DENVER — April 14, 2003 — CoBiz Inc. (Nasdaq: COBZ), a $1.12 billion financial holding company headquartered in Denver, today acquired Financial Designs Ltd. (FDL), a leading provider of wealth transfer and employee benefit services for individuals and companies in the Rocky Mountain region. CoBiz Inc., the parent company of Colorado Business Bank and Arizona Business Bank, completed its acquisition of Alexander Capital Management Group, an investment management firm that manages stock and bond portfolios for individuals and institutions, earlier this month.

FDL employs more than 30 professionals and staff, who provide wealth preservation and employee and executive benefits consulting services to more than 3,700 clients. CoBiz Inc. acquired a 100% stake in FDL with a blend of cash, stock and additional earn-out payments over the next four years. FDL will continue to operate under its current name and management team, and the transaction is expected to be accretive to earnings in 2003.

“Financial Designs is a great addition to our company and an important step in our plans to meet all of the financial needs of our corporate and individual customers,” said Steve Bangert, chairman and CEO, CoBiz Inc. “FDL has built an outstanding reputation by combining quality financial services with unparalleled personal attention for its customers. They will be a wonderful addition to our current product offerings and a great blend with our corporate practices and philosophies.”

FDL was founded in 1970, by David Hunter, who currently serves as president and CEO. The other FDL principals are Karen Cecile, Jay Cleary, Scott McGraw and Jerry Middel. In the wealth transfer arena, FDL helps high net worth families design comprehensive plans with a traditional or philanthropic emphasis. The firm also represents individuals and companies in the acquisition of institutionally priced life insurance products to meet their wealth transfer and business planning needs. On the employee benefits side of the business, FDL assists companies in designing and managing comprehensive employee benefit programs, such as group medical, dental, vision, 401(k), disability, life and cafeteria plans. They also help corporate clients design and administer executive benefit and retirement plans.

CoBiz Acquires FDL

First ad

“CoBiz is an outstanding company, and we consider ourselves very lucky to be joining them,” said Hunter. “With the similarities in our philosophies and target markets, we anticipate that we’ll quickly be able to make a real contribution to CoBiz and a meaningful benefit to the company’s current customers and prospects. We’re very eager to begin capitalizing on this great opportunity.”

With the acquisition, the operations of CoBiz Connect, the employee benefits consulting subsidiary begun by CoBiz in 2000, will be merged into FDL. The merger of the two will not impact service to CoBiz Connect’s current customers or the status of the subsidiary’s three employees. Following the merger, FDL’s combined employee benefits consulting practice will serve more than 280 corporate clients.

“We’re pleased with the success of CoBiz Connect, but feel their merger with FDL will present greater opportunities both for future growth and for current customers,” said Bangert. “We were the first commercial bank in the region to offer such a full range of employee benefits consulting services, and we’re pleased that we’ll be able to supplement their success with the 30-year track record of FDL.”

CoBiz Inc. (www.cobizbank.com) is a $1.12 billion financial holding company headquartered in Denver. The company operates Colorado Business Bank and Arizona Business Bank, full-service commercial banking institutions that offer a broad range of sophisticated banking services — including credit, treasury management, investment and deposit products — to a targeted customer base of professionals and small to medium-sized businesses. CoBiz also offers trust and fiduciary services through CoBiz Private Asset Management; employee benefits consulting and brokerage services through CoBiz Connect; property and casualty insurance brokerage and risk management consulting services through CoBiz Insurance; investment banking services through Green Manning & Bunch; and the management of stock and bond portfolios for individuals and institutions through Alexander Capital Management Group.

The discussion in this press release contains forward-looking statements. Although the Company believes that the expectations reflected in the forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company’s operations, financial performance and other factors, as discussed in the Company’s filings with the Securities and Exchange Commission. These risks include the impact of interest rates and other general economic conditions, loan and lease losses, risks related to the execution of the Company’s growth strategy, the possible loss of key personnel, factors that could affect the Company’s ability to compete in its market areas, changes in regulations and government policies and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

###

CoBiz Acquires ACMG

Third ad

Fact Sheet

CoBiz Inc.
Chairman/CEO:	Steven Bangert

Total assets:	$1.12 billion 4Q2002

Headquarters:	Denver

Current ownership:	September 1, 1994

Subsidiaries:	Colorado Business Bank – nine locations in Denver, Boulder and Vail; one planned for northeast Denver
Arizona Business Bank – two locations in metropolitan Phoenix area, one in Tempe and Scottsdale
Green Manning & Bunch – investment banking firm with presence in Denver and Phoenix
Alexander Capital Management Group – SEC-registered investment management firm
CoBiz Insurance, Inc. – property and casualty insurance brokerage
CoBiz Connect, Inc. – employee benefits consulting and brokerage
CoBiz Private Asset Management – trust and fiduciary services

Customer base:	professionals and small to mid-sized businesses

Financial Designs Ltd.
Principals:	Dave Hunter, Karen Cecile, Jay Cleary, Scott McGraw, Jerry Middel

Headquarters:	Denver

Founded:	1970

Services:	family wealth transfer planning
executive benefits
employee benefits

Customer focus:	companies
high net worth individuals